EXHIBIT 10.1

AMENDMENT NO. 1
to the
EMPLOYMENT AGREEMENT

        AMENDMENT ("Amendment No. 1") dated August 9, 2016, and made effective as of that date (the "Effective Date"), by and between Ralph Lauren Corporation, a Delaware corporation (the "Company"), and Stefan Larsson (the "Executive").

        WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement by and between the Company and the Executive dated September 25, 2015 (the "Employment Agreement"); and

        WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

        NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

        1.     The Section entitled "Temporary Living" in Exhibit 2 attached to the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

"Temporary Living: The Company will pay for temporary housing in New York City through no later than June 1, 2017, provided that beginning October 1, 2016, this benefit shall be capped at thirty-five thousand dollars ($35,000.00) per month. Housing will be arranged for you by our Relocation Department consistent with your position and the size of your family, subject to the aforementioned cap."

2.    Except as amended and/or modified by this Amendment No. 1, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 1.

    IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed and the Executive has hereunto set his hand on the date first set forth above, as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Joel Fleishman
Joel Fleishman
Chairman of the Compensation & Organizational Development Committee

EXECUTIVE

/s/ Stefan Larsson
Stefan Larsson

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